news                                                           UNIT CORPORATION
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                                 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                       Telephone 918 493-7700, Fax 918 493-7714



                               Contact: Larry D. Pinkston
                                        President and Chief Operating Officer
                                        (918) 493-7700


For Immediate Release...
February 8, 2005


                UNIT CORPORATION'S OIL & NATURAL GAS SUBSIDIARY'S
                        RESERVES REACH RECORD 346.8 BCFE
                   COMPANY ANNOUNCES OTHER OPERATIONS RESULTS

     Tulsa, Oklahoma...Unit Corporation (NYSE - UNT) today announced that its wholly owned subsidiary, Unit Petroleum Company, replaced 285% of its 2004 oil and natural gas production and increased its proved oil and natural gas reserves 22%. At December 31, 2004, Unit's net proved oil and natural gas reserves, as reviewed by Ryder Scott, are 8.6 million barrels of oil and 295.4 Bcf of natural gas. The increase in reserves resulted from the acquisition of PetroCorp Incorporated and our participation in the drilling of 168 gross wells in 2004. 2004 marks the 21st consecutive year that Unit has met its goal of replacing more than 150% of its annual production with new oil and natural gas reserves. The net present value, discounted at 10%, of these reserves as of December 31, 2004 is approximately $787.1 million dollars. Future net revenue from these properties, before income taxes, is estimated at $1.38 billion. This value is based on unescalated prices of $43.45 per barrel of oil and $5.65 per Mcf of natural gas for the life of the properties per SEC regulations.
     During 2004, Unit produced 1,048,000 barrels of oil and 27.1 Bcf of natural gas, or an equivalent Bcf of 33.4. This is an increase of 41% from the equivalent production for 2003 when Unit produced 516,000 barrels of oil and
20.7 Bcf of natural gas for an equivalent Bcf of 23.7.
     Of particular note is Unit's Buzzard Gap Prospect, located in Latimer County, Oklahoma. Unit has been active in this 15 section area since 1981, where it owns approximately an average 42% working interest in the prospect. Unit owns interests in 47 Buzzard Gap wells which produce from several Atokan age sandstones and have produced approximately 83.0 Bcf of natural gas. Two additional significant wells have been recently drilled and are currently producing. The Scharff #3X (13.6% working interest) has been producing for 121

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days and is currently producing 14,000 Mcf per day, while the Lively #4 (29.6%
working interest) has been producing for 53 days and is currently producing 22,500 Mcf per day. Currently, at least two potential offset wells exist for the Scharff #3X and the Lively #4.
     Unit Petroleum has budgeted $125 million for capital expenditures for 2005 with $105 million planned for exploration and development drilling. This budget for Unit Petroleum represents about a 25% increase over 2004 capital expenditures, excluding acquisitions. Unit Petroleum plans to drill 220 to 230 wells during 2005.
     Unit Drilling Company, a wholly owned subsidiary of Unit Corporation, announced its fourth quarter average rig utilization was 95.0 rigs and its average rig utilization for 2004 was 88.1 rigs, an increase of 36% and 40%, respectively, over the same periods in 2003. Unit had 100 total rigs available for drilling during the fourth quarter of 2004. Unit's 101st rig, which had previously been under construction, is now operating under contract. Early in January 2005, Unit closed its acquisition of a subsidiary of Strata Drilling LLC, by which Unit acquired two additional drilling rigs, its 102nd and 103rd rigs, as well as spare parts, inventory, drill pipe, and other major rig components. One of the newly acquired rigs is currently operating under contract while the other rig should be fully operational within 90 days. Currently, Unit has 102 rigs, all of which are contracted and 101 are operating. Apart from the newly acquired rigs, Unit has two additional rigs under construction which are committed to a customer and are expected to be operational by the third quarter.

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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.
     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the amount of the company's oil and natural gas reserves, the value of the company's oil and natural gas reserves, the number of future wells the company plans to drill, productive capabilities of the wells, future demand for oil and natural gas, oil and natural gas reserve information, anticipated production rates from company wells, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, anticipated operational dates for newly constructed rigs and other development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.